Exhibit 10.1

March 2, 2006

Mr. Paul McDonnel

Dear Paul,

I am pleased to offer you full-time employment as Arrowhead Research Corporation’s Corporate Controller under the following terms:

1.	You will report to the chief Financial Officer of Arrowhead and will have such duties and responsibilities as are typically associated with being the Corporate Controller of a public, growing company. As a member of Arrowhead’s management team, you will be expected to work with the other members of management to ensure the long term success of Arrowhead.

2.	Your gross base salary will be $2,884.62 per week (which equates to $150,000 per year). Arrowhead’s payroll is paid on a bi-weekly basis. Arrowhead does not currently have an annual incentive plan. However, if in the future, one is put in place, you will be eligible to participate in that plan.

3.	A recommendation will be made to the Board of Directors for a grant of an option to purchase 100,000 shares of the common stock of Arrowhead Research Corporation with vesting beginning 8 months from your start date and vesting at a rate of 2,500 on each monthly anniversary for 40 months thereafter. The option strike price will be the closing market price on the day before you start with Arrowhead. The option will be administered under the terms and conditions of Arrowhead’s 2004 Stock Option Plan.

4.	You will be eligible to participate in the various employee benefit plans and programs offered by Arrowhead (health, dental, life, and disability insurance and Arrowhead’s 401(k) Plan) in accordance with the provisions of those plans and programs. An employee handbook is attached.

5.	Your employment relationship is “at will”, subject to the satisfaction of management of Arrowhead, which means that either you or Arrowhead may terminate your employment at any time and for any reason or for no reason with or without notice.

6.	This offer is contingent upon the satisfactory outcome of a background check. A consent for background check and an employment application were emailed to you separately. The employment application and the consent should be completed by you and returned as soon as possible.

7.	All other matters concerning your employment which are not specifically described in this offer letter shall be in accordance with Arrowhead’s standard practices and procedures.

Your offer is also contingent upon (1) signing the Arrowhead Research Corporation At-Will, Confidential Information and Invention Assignment Agreement, and (2) agreeing to abide by the Arrowhead Research Code of Corporate Conduct and Insider Trading Policy, and (3) establishing your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 and (4) acceptance of the offer by March 8, 2006 and starting work on or before March 20, 2006. The applicable documents are attached for your review. These documents must be accepted, signed and/or completed on your first day of work with Arrowhead.

Signing below will signify your acceptance of this offer of employment. This offer letter contains the entire agreement and understanding between you and Arrowhead and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of Arrowhead (either oral or written). The terms of your employment may, in the future, be amended but only in writing, signed by you and signed by a duly authorized officer on behalf of Arrowhead.

In the event a dispute does arise, this letter, including the validity, interpretation, construction and performance of this letter, shall be governed by and construed in accordance with the substantive laws of the State of California. Jurisdiction for resolution of any disputes shall be sole in California.

If these terms are agreeable to you, please sign and date the letter in the appropriate space at the bottom and return it to Arrowhead. We hope you accept our offer and look forward to your joining the Arrowhead Research Corporation team.

Sincerely,

/s/ Joseph T. Kingsley
J. T. Kingsley
Chief Financial Officer

By my signature and date below, I accept the offer and the terms of the offer shown above.

/s/ Paul McDonnel
Paul McDonnel